Filed Pursuant to Rule 433

Registration No. 333-158663

Market Access

The following is a transcript of an educational video prepared by Bank of America Merrill Lynch relating to Market Access Market-Linked Investments.

Market-Linked Investments

Client Education Video Series

MARKET ACCESS

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BRIAN PARTRIDGE I’m Brian Partridge of the Merrill Lynch Market-Linked Investments group.

Market Access

At Merrill Lynch, we have four basic categories of Market-Linked Investments. Market Downside Protection, Enhanced Income, Enhanced Return, and Market Access.

In the other videos in this series, we’ve talked about how one advantage of all Market-Linked Investments is the way they can help you diversify a portfolio.

Market Access

As you know, portfolio diversification has long been one of the tenets of sound investing. Because economic conditions affect different asset classes differently, investors who have their assets spread among different asset classes generally do better over the long term than those who aren’t as diversified.

Market-Linked Investments can help by linking your returns to the performance of certain asset classes, like commodities, that can be difficult for individual investors to access.

Market Access

But the category we’re going to talk about today, Market Access, can give you exposure to market indexes and asset classes that are even less accessible.

Market Access

One example of Market Access is an investment that lets you invest directly in market volatility.

Volatility is a common measure of market instability. Volatility tends to increase when equity markets are decreasing or unstable. So, an investment in volatility alongside your equity investments can dampen the impact of volatile markets on your portfolio.

The investment links to something called the Investable Volatility Index.

Market Access

Here’s a look at how this index performed from the start of 2008 through 2010. You can see that while the S&P 500 was essentially flat, volatility was up considerably.

Market Access Investments create value for investors by providing access to markets not readily available through traditional investments. There is no downside protection or enhanced returns with these types of investments, simply full upside and downside to the index.

So if markets stabilize and volatility calms down, these investments could lose money. Although, a stabilizing market presumably would be good for the other investments in your portfolio.

Market Access

These investments essentially become a way of balancing out the risks in your portfolio.

Merrill Lynch has also offered other types of Market Access investments.

Another type might give you access to what’s known as “frontier markets.”

These are smaller countries in emerging market areas such as Africa, Asia and the Middle East

Market Access

that are experiencing dramatic economic growth, but aren’t easily accessible via traditional investments.

So, again, these investments are a way of adding diversification you wouldn’t ordinarily have access to... and in some ways that could be especially effective today.

Of course, like all of the Market-Linked Investments we’ve talked about, Market Access investments involve benefits and risks.

Market Access

The best way to know if these investments are right for your portfolio and your long-term strategy is to discuss the details with your Financial Advisor. I’m Brian Partridge. Thanks for watching.

Market Access

Market Access